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                                                                    EXHIBIT 99.2


                              CONFERENCE CALL TEXT
                                                                   June 14, 2001

Good morning.

         This morning, I'm informing you that we have discovered an accounting problem in our StatScript retail business, that allowed revenue to be overstated. We found this as we were posting cash receipts against accounts receivable from our customers. We found that a number of receivables on the list did not have a payment, nor in fact, had been billed to a payor. These, we believe, are duplicate sales.

At this time, I am able to tell you the following:

     1) We believe the total exposure will be significant enough to direct us to a restatement of our financials for FY00 and FY01;

     2)   Our balance sheet and cash flow continue to be strong;

     3)   We do not suspect any fraud or malfeasance;

     4) We are comfortable that the exposure is with retail only, meaning the StatScript business; and not in the mail business, and

     5) We have the problem fixed, so that this duplicate Rx situation will not occur going forward.

         What I can say about the future? I can tell you that we are two months plus into our quarter, and our business is excellent! And I have every reason to believe that it will continue to be excellent.

         I can say this with confidence because our core business strategy will not change. We will continue to increase our market share of:

     a) Prescriptions filled for individuals who are HIV positive or have AIDS (we are the market leader here);

     b)   medications for individuals who have had organ transplants; and

     c) injectable medications to physicians and patients needing the very high cost injectables to treat certain niche diseases.

         Our business is unique. It operates into a niche market, but a multi-billion dollar niche market. There are few competitors, primarily because the barrier to entry is large. Realistically, It's hard to copy us. And our patient retention rate is high; patients and payors realistically do not want to change and have difficulty changing if forced to.


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         On our last conference call, we talked about the payors, and impact they can have on any healthcare business. We have the largest payor base of any of our competitors. This is a huge advantage! True, there is risk; but it is also where the largest growth potential resides. We can and will manage these payor relationships.

         My intent is to provide restated financials to our investors. I am troubled that the information I believed to be accurate was not.

         Despite the seriousness of this situation, Chronimed remains fundamentally very sound. We will move past this! We will because we have the four fundamentals necessary to prosper:

         First, as I just said, we have the patient base, and the recurring revenues required to be a successful healthcare company.

         Second, we have a national network of pharmacies, with mail and retail capabilities, enabling us to serve our customers better than our competitors can.

         Third, we have contracts with literally hundreds of payors, including all major PBMs.

         Fourth, our patient and payor base is attracting the attention and support of pharma, and we are adding to our existing business opportunities with the manufacturers.

         We will get the restated information to you as soon as possible; in the meantime, we continue to look to the future with enthusiasm and confidence.

         In anticipation of the questions on your minds, I will now provide a series of questions and answers to further address today's announcement:


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                      FINANCIAL STATEMENT ADJUSTMENT Q & A


1)       How did you find the problem?
         -----------------------------

         We found this problem as we were posting against accounts receivable. We found that a number of receivables did not have a payment, nor in fact had been billed to a payor. These, we believe, are duplicate sales.

2)       When did you find the problem?
         ------------------------------

         We became aware that a problem might exist, very recently. We then worked diligently to identify and quantify the problem, and quickly concluded that it was necessary to communicate it to shareholders.

3)       What is the dollar amount of the impact?
         ----------------------------------------

         Rather than provide a range today, that may be inaccurate, we've decided to decline specific comment on this question until we have a firmer estimate. However, I want you to know that Chronimed's balance sheet and underlying cash flow continue to be strong.

         If you don't know the financial impact of the problem, how do you know your balance sheet and cash flow are strong?
         -----------------------------------------------------------------------

         We believe the balance sheet and cash flow to be strong because we believe that we haven't double-billed any payors or patients. Therefore this adjustment should not affect our underlying cash flow.

4)       What years will be impacted by the restatement?
         -----------------------------------------------

         Because the StatScript retail computer accounting system was installed in June, 1999, we believe the problem is limited to fiscal years 2000 and 2001.

5) If you are adjusting previous periods, why can't you comment on the Company's future?
         ----------------------------------------------------------------------

         We won't make any forward-looking statements regarding the Company's potential financial results because we haven't completely determined the financial impact to this year.

6)       Is this problem related to your previous release regarding pricing pressure?
         -----------------------------------------------------------------------

         No. The pricing pressure issue was related to a change in reimbursement from payors. This issue concerns a system problem with the way revenue is recorded.


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7)       How many pharmacies are involved?
         ---------------------------------

         Potentially all StatScript pharmacies could be involved since they all use the same system. The notable exceptions here are the newly acquired APP pharmacy in Chelsea and the Oaks pharmacy in Los Angeles, neither of which were switched to StatScript's system until this current quarter.

8)       Is there any sign of fraud, or is fraud suspected?
         --------------------------------------------------

         No.

9)       Has anyone been fired or lost their job over this error?
         --------------------------------------------------------

         No.


         Why not?
         --------

         At this point, we don't have any information to indicate that anyone should be terminated.

10)      Do you expect any layoffs?
         --------------------------

         No, we do not expect any layoffs.

11)      Have you over-billed any payors or patients?
         --------------------------------------------

         Our preliminary findings indicate the reporting error did not result in duplicate billings to payors or patients.

12)      What does this mean to the Company's future and forecasts?
         ----------------------------------------------------------

         Until this is resolved and quantified, we won't make any forward looking projections. However, we believe our business prospects, our balance sheet, and our cash flow are very strong and that we should be able to continue to grow the business.

13)      When will you provide updated guidance and/or have resolution?
         --------------------------------------------------------------

         We'll have further communications when we have additional material information, or when we have restated financials.